Exhibit 99.1

NEWS RELEASE Contacts: Geoff Banta, EVP & CFO AMERISAFE, Inc. 337-463-9052

Ken Dennard, Managing Partner Karen Roan, Sr. VP
FOR IMMEDIATE RELEASE	DRG&E / 713-529-6600

AMERISAFE ANNOUNCES 2008 SECOND QUARTER RESULTS

Second Quarter Highlights:

•	Net Income up 12.9%

•	Combined Ratio of 85.4%

•	Return on Average Equity of 20.6%

DeRidder, LA – August 6, 2008 - AMERISAFE, Inc. (Nasdaq: AMSF), a specialty writer of high hazard workers’ compensation insurance, today announced results for the second quarter ended June 30, 2008.

Net income in the second quarter was $12.8 million compared to net income of $11.4 million in the 2007 second quarter, an increase of 12.9%. Pre-tax income for the second quarter of 2008 included $2.8 million of favorable prior year loss development and income of $991,000 from a previously announced reinsurance commutation. Pre-tax income for the second quarter of 2007 had no prior year loss development, but included income of $2.7 million from the commutation of several reinsurance contracts. Net investment income was $7.4 million for both the second quarter of 2008 and the second quarter of 2007. The Company’s return on average equity for the 2008 second quarter was 20.6% compared to 22.8% for the same period in 2007.

Gross premiums written in the second quarter of 2008 were $86.0 million, a decrease of 8.8%, compared to $94.3 million in the second quarter of 2007. The decrease was the result of reduced state-mandated loss costs, increased competition, as well as decreased audit premium from lower work activity. Second quarter revenues totaled $79.8 million, a decrease of 5.8%, compared to revenues of $84.7 million in the prior year period.

Net income for the first half of 2008 was $24.8 million compared to $19.8 million for the first half of 2007, an increase of 25.1%. First half 2008 pre-tax income included $4.5 million of favorable prior year loss development and income of $991,000 from reinsurance commutations. Pre-tax net income for the first half of 2007 had no prior year loss development, but included income of $2.7 million from reinsurance commutations. Net investment income increased to $15.2 million for the six months ended June 30, 2008, from $14.4 million for the same period in 2007, an increase of 6.0%. The Company’s return on average equity was 20.3% for both the first half of 2008 and the first half of 2007.

For the six months ended June 30, 2008, gross premiums written totaled $167.0 million, a 9.6% decrease from gross premiums written of $184.8 million for the same period in 2007. Revenues for the first half of 2008 totaled $162.1 million, a 3.3% decrease from revenues of $167.7 million for the first six months of 2007.

In the second quarter of 2008, diluted earnings per share allocable to common shareholders were $0.63 compared to $0.56 in the same period of 2007. Weighted average diluted shares outstanding for the second quarter of 2008 totaled 19,091,675 shares compared to 19,109,452 shares in the second quarter of 2007.

In the first six months of 2008, diluted earnings per share allocable to common shareholders were $1.22 compared to $0.98 in the same period of 2007. Weighted average diluted shares outstanding for the first half of 2008 totaled 19,060,673 shares compared to 19,055,149 shares in the first half of 2007.

The net combined ratio for the second quarter of 2008 was 85.4% compared to 88.4% for the same period in 2007. Loss and loss adjustment expenses for the second quarter of 2008 were $47.3 million, or 65.6% of net premiums earned, compared to $53.2 million, or 69.0% of net premiums earned, for the same period in 2007. Total underwriting expenses for the second quarter of 2008 were $14.1 million, or 19.6% of net premiums earned, compared to $14.8 million, or 19.2% of net premiums earned, for the second quarter 2007.

The net combined ratio for the first half of 2008 was 86.3% compared to 90.4% for the same period in 2007. Loss and loss adjustment expenses for the first six months of 2008 were $97.2 million, or 66.4% of net premiums earned, compared to $105.7 million, or 69.1% of net premiums earned, for the same period in 2007. Total underwriting expenses for the first half of 2008 were $28.7 million, or 19.6% of net premiums earned, compared to $32.0 million, or 20.9% of net premiums earned, for the first half of 2007.

Commenting on these results, Allen Bradley, AMERISAFE’s Chairman, President and Chief Executive Officer, stated, “We are pleased to report these excellent second quarter results. We generated a solid year-over-year improvement in our combined ratio and a strong return on equity. We believe that our commitment to pricing discipline, stringent risk selection, intensive safety services, personalized claims adjudication and effective expense management is the foundation upon which these financial results are built and we are not inclined to compromise our commitment.”

2008 Outlook

For the full year 2008, AMERISAFE reaffirms its previously issued guidance. The Company currently expects to produce a combined ratio of 94% or lower and a return on average equity of 15% or greater. AMERISAFE calculates return on average equity by dividing net income by the average of shareholders’ equity plus redeemable preferred stock.

Conference Call Information

AMERISAFE has scheduled a conference call for August 7, 2008, at 11:00 a.m. Eastern Time. To participate in the conference call dial 303-262-2138 at least 10 minutes before the call begins and ask for the AMERISAFE conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible through August 15, 2008. To access the replay, dial 303-590-3000 and use the pass code 11116393#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.amerisafe.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 60 days at http://www.amerisafe.com.

About AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, logging, agriculture, oil and gas, maritime and sawmills. AMERISAFE actively markets workers’ compensation insurance in 30 states and the District of Columbia. The Company’s financial strength rating is “A-” (Excellent) by A.M. Best.

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “anticipate,” “expect,” “estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from the results expressed or implied in these statements as the results of risks, uncertainties and other factors including, but not limited to, the factors set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s Annual Report on Form 10-K for the year ended December 31, 2007. AMERISAFE cautions you not to place undue reliance on the forward-looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

- Tables to follow -

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(unaudited)
Revenues:
Gross premiums written	$85,995	$94,290	$166,972	$184,775
Ceded premiums written	(4,666)	(4,887)	(9,456)	(9,860)

Net premiums written	$81,329	$89,403	$157,516	$174,915

Net premiums earned	$72,143	$77,106	$146,443	$152,987
Net investment income	7,405	7,433	15,222	14,358
Net realized gains on investments	53	36	61	36
Fee and other income	229	138	370	277

Total revenues	79,830	84,713	162,096	167,658

Expenses:
Loss and loss adjustment expenses incurred	47,317	53,203	97,245	105,706
Underwriting and other operating costs	14,149	14,829	28,663	31,987
Interest expense	657	886	1,426	1,764
Policyholder dividends	122	166	438	687

Total expenses	62,245	69,084	127,772	140,144

Income before taxes	17,585	15,629	34,324	27,514
Income tax expense	4,758	4,267	9,574	7,734

Net income	12,827	11,362	24,750	19,780

Preferred dividends	—	—	—	—

Net income available to common shareholders	$12,827	$11,362	$24,750	$19,780

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income (cont.)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(unaudited)
Basic EPS:
Net income available to common shareholders	$12,827	$11,362	$24,750	$19,780

Portion allocable to common shareholders	94.0%	94.0%	94.0%	94.0%

Net income allocable to common shareholders	$12,057	$10,683	$23,265	$18,595

Basic weighted average common shares	18,809,250	18,779,248	18,803,805	18,744,818
Basic earnings per share	$0.64	$0.57	$1.24	$0.99

Diluted EPS:
Net income allocable to common shareholders	$12,057	$10,683	$23,265	$18,595

Diluted weighted average common shares:
Weighted average common shares	18,809,250	18,779,248	18,803,805	18,744,818
Stock options	275,674	321,818	240,807	302,884
Restricted stock	6,751	8,386	16,061	7,447

Diluted weighted average common shares	19,091,675	19,109,452	19,060,673	19,055,149

Diluted earnings per common share	$0.63	$0.56	$1.22	$0.98

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	June 30, 2008	December 31, 2007
	(unaudited)
Assets
Investments	$714,479	$711,745
Cash and cash equivalents	54,253	47,329
Amounts recoverable from reinsurers	69,500	76,915
Premiums receivable, net	173,369	152,150
Deferred income taxes	30,948	26,418
Deferred policy acquisition costs	20,781	18,414
Deferred charges	3,902	3,553
Other assets	38,065	25,329

	$1,105,297	$1,061,853

Liabilities, redeemable preferred stock and shareholders’ equity
Liabilities:
Reserves for loss and loss adjustment expenses	$546,122	$537,403
Unearned premiums	149,475	138,402
Insurance-related assessments	44,639	42,234
Subordinated debt securities	36,090	36,090
Other liabilities	74,129	74,154

Redeemable preferred stock	25,000	25,000

Total shareholders’ equity	229,842	208,570

Total liabilities, redeemable preferred stock and shareholders’ equity	$1,105,297	$1,061,853

AMERISAFE, INC. AND SUBSIDIARIES

Selected Insurance Ratios

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(unaudited)
Current accident year loss ratio (1)	69.5%	69.0%	69.5%	69.1%
Prior accident year loss ratio (2)	(3.9)%	0.0%	(3.1)%	0.0%

Net loss ratio	65.6%	69.0%	66.4%	69.1%

Net underwriting expense ratio (3)	19.6%	19.2%	19.6%	20.9%
Net dividend ratio (4)	0.2%	0.2%	0.3%	0.4%
Net combined ratio (5)	85.4%	88.4%	86.3%	90.4%
Return on average equity (6)	20.6%	22.8%	20.3%	20.3%

(1)	The current accident year loss ratio is calculated by dividing loss and loss adjustment expenses incurred for the current accident year by the current year’s net premiums earned.
(2)	The prior accident year loss ratio is calculated by dividing the change in loss and loss adjustment expenses incurred for prior accident years by the current year’s net premiums earned.
(3)	The net underwriting expense ratio is calculated by dividing underwriting and certain other operating costs by the current year’s net premiums earned.
(4)	The net dividend ratio is calculated by dividing policyholder dividends by the current year’s net premiums earned.
(5)	The net combined ratio is the sum of the net loss ratio, the net underwriting expense ratio and the net dividend ratio.
(6)	Return on average equity is calculated by dividing the annualized net income by the average shareholders’ equity, including redeemable preferred stock for the applicable period.